EXHIBIT INDEX

(11) Opinion and consent of counsel as to the legality of the securities being registered.

(17)(c) Prospectus dated April 1, 2002, for AXP S&P 500 Index Fund, AXP Mid Cap Index Fund, AXP Total Stock Market Index Fund, AXP International Equity Index Fund, and AXP Nasdaq 100 Index Fund.

(17)(d) Statement of Additional Information dated April 1, 2002, for AXP S&P 500 Index Fund, AXP Mid Cap Index Fund, AXP Total Stock Market Index Fund, AXP International Equity Index Fund, and AXP Nasdaq 100 Index Fund.